ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 16th day of June, 1999, by and between Original Beverage Co., a Florida corporation ("Buyer"), and Crowley Beverage Corporation d/b/a Virgil's Root Beer, a Massachusetts corporation ("Seller").

WITNESSETH:

WHEREAS, Seller is engaged in the retail soft drink business under the names Virgil's Root Beer and Razcal's with its principal location at 526 Boston Post Road, Wayland, Massachusetts 01778 (the "Business"); and

WHEREAS, Buyer wishes to purchase certain assets from Seller and assume certain of the liabilities of Seller arising in connection with the Business, and Seller wishes to sell, transfer, assign, convey and deliver to Buyer certain assets of Seller associated with the Business, all upon the terms and conditions set forth herein; and

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree with one another as follows:

ARTICLE I

Purchase and Sale of Assets

1.1 Purchased Assets. Seller hereby sells, transfers, assigns, conveys and delivers to Buyer and Buyer hereby purchases and accepts from Seller, all of Seller's right, title and interest in and to the properties, contracts and assets relating to the Business and described in Schedule 1.1 hereto (the "Purchased Assets").

1.2 Excluded Assets. The parties to this Agreement expressly acknowledge and agree that the Purchased Assets do not include the assets, rights and properties of Seller described below:

(a) the rights of Seller under this Agreement;

(b) all cash, cash equivalents and prepaid expenses of the Business;

(c) any books, records or files of the Business, other than copies of the invoices for the accounts receivable being purchased by Buyer and a trade payables being assumed by Buyer;

(d) Seller's corporate minutes books and tax records, and working papers relating thereto;

(e) any claim, right or interest of Seller in or to any refund for federal, state or local income or other taxes of any nature whatsoever relating to periods prior to the close of business on the date hereof; and

(f) all other assets of Seller, whether real or personal, or tangible or intangible, not otherwise identified on Schedule 1.1.

ARTICLE II

Purchase Price, Payment and Allocation

2.1 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be as follows: $800,000, plus the aggregate face value of the accounts receivable of Seller, less reserves, as of the Closing Date (as defined below) (the "Accounts Receivable Payment") and the assumption of the Assumed Liabilities (as defined in Article III). The Purchase Price shall be due and payable in accordance with the following schedule: (i) $300,000 on the Closing Date in cash or by wire transfer, subject to a credit for the Down Payment (as defined in Section 2.2) (the "Cash Portion of the Purchase Price"); (ii) the Accounts Receivable Payment on the Closing Date in cash or by wire transfer; (iii) the assumption of the Assumed Liabilities (not to exceed $40,000) on the Closing Date; and (iv) $500,000, which shall be evidenced by a promissory note executed by Buyer in favor of Seller and payable in five (5) equal installments of principal of $100,000 each, beginning on the first anniversary of the Closing Date and continuing on each anniversary of such date through and including the fifth anniversary of such date (the "Promissory Note"). The Promissory Note shall be secured by a pledge of all of the issued and outstanding stock of Buyer owned by Chris Reed, which shall be evidenced by a stock pledge agreement substantially in the form of Exhibit "A" hereto (the "Stock Pledge Agreement") and the personal guaranty of Chris Reed, which shall be evidenced by a guaranty substantially in the form of Exhibit "B" hereto (the "Guaranty") and which shall otherwise be substantially in the form of Exhibit "C" hereto.

2.2 Down Payment. Pursuant to that certain letter of intent, dated May 13, 1999, from Seller to Buyer and accepted by Buyer on May 18, 1999 (the "Letter of intent"), Buyer has paid Seller the sum of $100,000 as a down payment (the "Down Payment"). The Down Payment shall be credited toward the Purchase Price on the Closing Date and is not refundable for any reason other than Seller's refusal to close this Agreement notwithstanding Buyer having fulfilled all conditions precedent under this Agreement and being ready and willing to close this Agreement no later than June 30, 1999.

2.3 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price and the liabilities of Seller assumed by Buyer (plus other relevant items) will be allocated to the assets of Seller for all purposes (including tax and financial accounting) as shown on Schedule 2.3.

ARTICLE III

Assumption of Liabilities

On and effective as of the date hereof, Buyer has assumed and hereafter shall fully and timely pay, perform and discharge the obligations set forth on Schedule 3 attached hereto (collectively, the "Assumed Liabilities"); provided, however, that the aggregate amount of the Assumed Liabilities shall not exceed $40,000.

ARTICLE IV

Closing of Purchase and Sale

The closing of the purchase and sale provided for herein (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Road, NE, Suite 3100, Promenade II, Atlanta, Georgia 30309-3592, on June 16, 1999, or at such other time and place as the parties shall mutually agree upon (the "Closing Date"). The Closing shall be effective as of 12:01 a.m., June 16, 1999.

ARTICLE V

Representations and Warranties, and Covenants of Seller

Seller hereby makes the following representations and warranties to Buyer:

5.1 Corporate. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. The execution and delivery of this Agreement and the other agreements, instruments and documents contemplated hereby have been duly authorized by the shareholders and the board of directors of Seller, and no other or further corporate act on the part of Seller is necessary therefor.

5.2 Inventory. All items of inventory described on Schedule 1.1 consist of a quality and quantity useable and saleable in the ordinary course of the Business and are located on the premises leased by Seller.

5.3 Compliance With Laws. To the knowledge of Seller, Seller has complied, in all material respects, with all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of a law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision with respect to the operation of the Business, including those relating to the protection of the environment, the failure to comply with which would have a material adverse effect on the Business and the Purchased Assets.

5.4 Title to Purchased Assets. Seller has good and marketable title to the Purchased Assets free and clear of all mortgages, pledges, liens, encumbrances, security interests, options, conditional

sales contracts, levies, claims, or obligations of any nature, kind and character including, without limitation, any judgment, writ, injunction or decree of any governmental authority.

5.5 Accounts Receivable. All accounts receivable of Seller through the date of June 11, 1999 are set forth on Schedule 5.5, and all such accounts receivable, and those arising since such date, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve for doubtful accounts) in the ordinary course of business; to the knowledge of Seller, are subject to no counterclaim or setoff; and are not in dispute. Schedule 5.5 contains an aged schedule of accounts receivable.

5.6 Trade Payables. All trade payables of Seller through the date of June 11, 1999 are set forth on Schedule 5.6, and all such trade payables, and those arising since such date, represent arm's length transactions incurred in the ordinary course of business. Schedule 5.6 contains an aged schedule of trade payables.

5.7 Trade Rights.

(a) Schedule 5.7 lists all Trade Rights (as defined below) of the type described in clauses (i), (ii), (iii) and, to the extent practicable, clause (iv) of Section 5.7(d) in which Seller now has any interest and are used in the Business, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Trade Rights are registered.

(b) All Trade Rights which constitute United States trademarks that are shown as registered in Schedule 5.7 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

(c) To its knowledge, to conduct the Business as such is currently being conducted or proposed to be conducted, Seller does not require any Trade Rights that it does not already have. Seller is not infringing or has not infringed any Trade Rights of another in the operation of the Business, nor, to its knowledge, is any other person infringing the Trade Rights of Seller. Except as set forth in Schedule 5.7, Seller has not granted any license or made any assignment of any Trade Right listed on Schedule 5.7, nor does Seller pay any royalties or other consideration for the right to use Trade Rights of others. To its knowledge, there are no claims or inquiries, challenging or threatening to challenge the right, title and interest of Seller with respect to its continued use and right to preclude others from using any Trade Rights of Seller. All Trade Rights of Seller are valid, enforceable and in good standing.

(d) As used herein, the term "Trade Rights" shall mean and include: (i) all United States, state and foreign trademark rights, service marks, trade names and brand names, including all claims for infringement, and all registrations thereof and applications therefor and all goodwill associated with the foregoing accruing from the dates of first use thereof pertaining to the Business; (ii) all United States and foreign

copyrights, copyright registrations and copyright applications, including all claims for infringement, and all other rights associated with the foregoing and the underlying works of authorship pertaining to the Business; (iii) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party, which contracts or agreements pertain to the Business; and (iv) all know-how, discoveries, improvements, trade secrets, shop and royalty rights, employee and third party covenants and agreements respecting confidentiality, intellectual property and non-competition and all other types of intellectual property pertaining to the Business.

5.8 No Brokers or Finders. Neither Seller, nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

5.9 Litigation. There are no actions, suits or claims, or legal, administrative or arbitral proceedings or investigations pending or, to the best knowledge and belief of Seller, threatened against or involving either Seller or any of its properties or assets with respect to the Purchased Assets.

5.10 Contracts and Other Agreements. Schedule 5.10 attached hereto contains a list of all of the contracts and other agreements with respect to the Purchased Assets to which either Seller is a party or by or to which it or its assets or properties are bound or subject which Seller believes are material to the Business (other than those reflected on any of the other schedules to this Agreement).

Seller hereby makes the following covenants with Buyer:

5.11 Conduct of Business. Between the date of the Letter of Intent and the Closing Date, Seller shall conduct the Business in the ordinary course consistent with Seller's normal business practices.

5.12 Further Assurances. Seller agrees, at Buyer's request and expense, to assist in the filing of the documents necessary to assign any trademarks being transferred from Seller to Buyer hereunder with each of the United States Patent and Trademark Office and the appropriate office in Canada.

ARTICLE VI

Representations and Warranties, and Covenants of Buyer

Buyer hereby makes the following representations and warranties to Seller:

6.1 Corporate. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The execution and delivery of this Agreement and the other agreements, instruments and documents to be executed and delivered by Buyer pursuant

hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer;

6.2 No Brokers or Finders. Neither Buyer, nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof; and

6.3 Capitalization. The authorized and outstanding capital stock of Buyer is as set forth in Schedule 6.3. No shares of such capital stock are issued or outstanding except for shares identified in Schedule 6.3. The shares of capital stock of Buyer are owned of record and beneficially by the shareholders of Buyer in the respective numbers set forth in Schedule 6.3. All such shares of capital stock are validly issued, fully paid and nonassessable. Except as set forth on Schedule 6.3, there are no (A) securities convertible into or exchangeable for any of the capital stock or other securities of Buyer, (B) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Buyer or securities which are convertible into or exchangeable for capital stock or other securities of Buyer or (C) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Buyer, any such convertible or exchangeable securities or any such options, warrants or other rights.

6.4 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge and belief of Buyer, threatened by or against Buyer with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority.

Buyer hereby makes the following covenants with Seller:

6.5 [Intentionally deleted.]

6.6 Collection of Reserved Accounts Receivable. In the event that Buyer collects all or part of any of the reserved accounts receivable set forth on Schedule 6.6, Buyer will forward such amounts to Seller within ten (10) days of receipt thereof.

ARTICLE VII

Survival of Representations and Warranties; Indemnification

7.1 Survival of Representations and Warranties. All of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of one (1) year, except that Seller's representations and warranties pursuant to Section 5.4 shall survive for a period of 3 years.

7.2 Indemnity Agreement of Seller. Seller shall defend, indemnify and hold harmless Buyer and its successors and permitted assigns (and their respective directors, officers, employees, agents and affiliates) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages (including punitive, exemplary or consequential damages, and including, but not limited to, lost income and profits and interruptions of business), liabilities, costs and expenses of any kind or nature (including, but not limited to, interest, penalties and reasonable attorneys' fees and expenses, attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and consultants' fees and other costs of defending or investigating any claim hereunder, whether or not resulting in any liability), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise (collectively, "Losses") as of the date hereof or thereafter asserted against or imposed upon by Buyer or its successors or permitted assigns or any of their respective directors, officers, employees, agents or affiliates based upon, awarded or asserted against in respect of:

(a) The operation of the Business or the use of the Purchased Assets at any time before the date hereof by Seller;

(b) Any breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller contained in this Agreement; and

(c) Any taxes payable to any governmental authority with respect to the operation of the Business or the use of the Purchased Assets at any time prior to the date hereof.

7.3 Indemnity Agreement of Buyer. Buyer shall defend, indemnify and hold harmless Seller, and its respective successors and permitted assigns (and their respective directors, officers, employees, agents and affiliates) from and against any and all Losses after the date hereof or thereafter asserted against, imposed upon or incurred by Seller or its successors or permitted assigns or any of a Seller's directors, officers, employees, agents or affiliates based upon, awarded or asserted against in respect of:

(a) Any breach of any representation and warranty or non-fulfillment of any covenant or agreement on the part of Buyer contained in this Agreement;

(b) Buyer's failure to pay, perform or otherwise comply with any liability or obligation specifically and expressly assumed by Buyer hereunder; and

(c) Any Losses arising from the use of the Purchased assets or the conduct of the Business by Buyer or any other person on and after the date hereof.

7.4 Third Party Claims. If Buyer or Seller become aware of or receive notice of any third party claim or the commencement of any third party action or proceeding with respect to which the other party (the "Indemnitor") is obligated to provide indemnification pursuant to Article VII hereof, the party entitled to indemnification (the "Indemnitee") shall promptly give the Indemnitor notice

thereof. Such notice shall not be a condition precedent to any liability of the Indemnitor under the provisions for indemnification contained in this Agreement, unless (and only to the extent that) failure to give such notice materially prejudices the rights of the Indemnitor with respect to such claims, actions, or proceedings. The foregoing indemnity procedures with respect to third party claims shall not be construed as a limitation on either party's right to seek indemnification under Sections 7.2 and 7.3 for matters other than third party initiated claims or demands.

7.5 Limitations on Amount of Indemnification. A party shall have no right to indemnification under this Article 7 unless and until the aggregate amount of any and all of such indemnification claims exceeds Ten Thousand Dollars ($10,000) (the "Deductible"); provided, however, if Buyer breaches its obligation to assume the Assumed Liabilities (up to an amount of $40,000), then Seller's indemnification claims with respect to such breach shall not be subject to the Deductible, and Seller shall be entitled to indemnification for such breach on a dollar for dollar basis from the first dollar lost. From and after such time that the Deductible with respect to either party is satisfied, such party shall be entitled to indemnification with respect to any indemnification claims, subject to the limitations set forth herein. The aggregate amount of indemnification claims hereunder paid by Seller or Buyer, as the case may be, shall not exceed the Purchase Price.

ARTICLE VIII

Conditions Precedent to Obligation of Buyer to Close

The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer only in writing:

8.1 Representations and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Section 10.1) required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

8.2 Good Standing Certificate. Seller shall have delivered a certificate with respect to Seller's corporate existence and authority.

8.3 Instruments of Transfer. Seller shall have executed and delivered, and/or caused any other required persons or entities to execute and deliver, to Buyer a bill of sale and assignment of intellectual property dated as of the Closing Date, transferring to Buyer all of the right, title, and interest in and to the Purchased Assets, which title shall be good and marketable title, free and clear of all liens, encumbrances, charges and claims of third parties, except those permitted in writing by Buyer as of the Closing Date.

8.4 Opinion Letter. Seller shall have delivered to Buyer the signed opinion of Smith, Gambrell & Russell, LLP, counsel to Seller, dated as of the Closing Date, substantially in the form of Exhibit "D" hereto (the "Seller Opinion Letter").

8.5 Other. All actions and proceedings required hereunder shall have been taken and all documents and other papers required to be delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby and other related matters, shall have been delivered.

ARTICLE IX

Conditions Precedent to
Obligation of Seller to Close

The obligation of Seller to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller only in writing:

9.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Section 10.2) required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

9.2 Resolutions. There shall have been delivered to Seller a copy of the resolutions duly adopted by the board of directors of Buyer, and certified accurate by an executive officer of Buyer as of the Closing Date, authorizing and approving the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

9.3 Good Standing Certificate. Buyer shall have delivered a certificate with respect to Buyer's corporate existence and authority.

9.4 Assumption Agreement. Buyer shall have executed and delivered to Seller an assumption agreement pursuant to which Buyer assumes those obligations relating to the Business contemplated in Article III.

9.5 The Security Documents. Buyer shall have executed and delivered, or shall have caused to be executed and delivered, to Seller the Promissory Note, Stock Pledge Agreement and Guaranty.

9.6 Opinion Letter. Buyer shall have delivered to Seller the signed opinion of Case, Knowlson, Burnett & Wright LLP, counsel to Buyer, dated as of the Closing Date, substantially in the form of Exhibit "E" hereto (the "Buyer Opinion Letter").

9.7 Other. All actions and proceedings required hereunder shall have been taken and all documents and other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby and other related matters, shall have been delivered.

ARTICLE X

Deliveries

10.1 Deliveries to Buyer. At Closing, Seller shall deliver the following to Buyer:

(a) The Purchased Assets;

(b) executed bill of sale;

(c) executed assignment of intellectual property;

(d) a copy of resolutions duly adopted by the board of directors of Seller authorizing and approving the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, certified by the secretary of Seller; and

(e) the Seller Opinion Letter.

10.2 Deliveries to Seller. At Closing, Buyer shall deliver, or shall cause to be delivered, the following to Seller:

(a) the Cash Portion of the Purchase Price;

(b) the executed Promissory Note;

(c) the executed Stock Pledge Agreement accompanied by a stock power executed in blank by Chris Reed;

(d) the executed Guaranty;

(e) executed assumption agreement;

(f) a copy of resolutions duly adopted by the board of directors of Buyer authorizing and approving the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, certified by the secretary of Buyer; and

(g) the Buyer Opinion Letter.

ARTICLE XI

Employees

Buyer has no obligation to adopt or assume, and shall have no liability to Seller, employees of Seller, or any other person, with respect to any employee benefit plan of Seller. Seller shall be responsible for complying with all COBRA notices and other requirements imposed by the Code and ERISA.

ARTICLE XII

Miscellaneous

12.1 Entire Agreement; Amendment. This Agreement, including all schedules and exhibits annexed hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof. There are no oral agreements, understandings, promises, representations or warranties between the parties hereto with respect to the subject matter of this Agreement. All prior negotiations, representations, agreements, understandings, or courses of conduct or performance, if any, between the parties hereto with respect to the subject matter of this Agreement have been superseded by this Agreement. This Agreement may not be modified, amended, rescinded or terminated except by a written instrument specifically referring to this Agreement signed by the parties hereto.

12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only (i) if and when personally delivered, or (ii) three (3) business days after mailing, postage prepaid, by certified mail, return receipt requested or (iii) when delivered (and receipted for) by an overnight delivery service, addressed in each case as follows:

(a) If to Seller to:

Crowley Beverage Corporation
d/b/a Virgil's Root Beer
c/o Cameron Crowley
632 Darlington Road
Atlanta, Georgia 30305

(b) If to Buyer to:

Original Beverage Co.
28926 Boniface Drive
Malibu, California 90265
Attention: Chris Reed
Facsimile: (310) 589-5006

Seller and Buyer, as the case may be, may change the address(es) for the giving of notices and communications to it and/or copies thereof, by written notice to the other party in conformity with the foregoing.

12.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Georgia.

12.4 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("*AAA*") then in effect by one arbitrator selected by the AAA. The interpretation and enforceability of this Section 12.4 shall be governed exclusively by the Federal Arbitration Act, 9.S.C. §§ 1-16.

12.5 Compliance With Bulk Transfer Laws. Buyer and Seller agree to waive compliance with any applicable bulk transfer laws.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

12.7 Time of the Essence. Time shall be of the essence with respect to the performance of any obligation or duty hereunder.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the date first above written.

CROWLEY BEVERAGE CORPORATION
d/b/a VIRGIL'S ROOT BEER

By: Elizabeth Coe-Crowley
Elizabeth Coe-Crowley, President

[CORPORATE SEAL]

ORIGINAL BEVERAGE CO.

By:____________________________
Chris Reed, Chief Executive Officer

[CORPORATE SEAL]